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                     January 25, 2023

       Jeb Spencer
       Chief Executive Officer
       Southport Acquisition Corporation
       1745 Grand Avenue
       Del Mar, CA 92014

                                                        Re: Southport
Acquisition Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41150

       Dear Jeb Spencer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction